Exhibit 99.2
FOR IMMEDIATE DISTRIBUTION
FuelCell Energy Prices $30 Million
Public Offering of Common Stock
Danbury, CT — June 25, 2010 — FuelCell Energy, Inc. (NASDAQ: FCEL) a leading manufacturer of high efficiency ultra-clean power plants using renewable and other fuels for commercial, industrial, government, and utility customers, announced today that it has priced an underwritten public offering of 24,000,000 shares of its common stock at a price to the public of $1.25 per share for gross proceeds of approximately $30.0 million. The net proceeds from the sale of the shares, after deducting the underwriters’ discounts and other estimated offering expenses payable by us, will be approximately $28.0 million. FuelCell has also granted the underwriters a 30-day option to purchase up to an additional 15 percent of the shares of common stock offered in the public offering to cover over-allotments, if any, which would result in additional gross proceeds of approximately $4.5 million if exercised in full.
FuelCell Energy intends to use the net proceeds from this offering for product development, project financing, expansion of manufacturing capacity, and general corporate purposes. The offering is expected to close on or about June 30, 2010, subject to the satisfaction of customary closing conditions. Lazard Capital Markets LLC is acting as the sole book-running manager and Canaccord Genuity Inc. is the co-manager for the offering.
A shelf registration statement relating to these securities was previously filed and declared effective by the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering was filed with the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, copies of the base prospectus and the final prospectus supplement relating to this offering can be obtained at the Securities and Exchange Commission’s website http://www.sec.gov. or from Lazard Capital Markets, LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970 or Canaccord Genuity, Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110 or via telephone at (800) 225-6201.
This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of FuelCell Energy, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 500 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The

Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. 203-825-6153 ir@fce.com
# # #